                                                                    Exhibit 10.4


                                                                   Amended as of
                                                                   July 15, 1999

                                 PRINTPACK INC.
                           INCENTIVE COMPENSATION PLAN
                   (CASH ECONOMIC VALUE ADDED [CASH EVA] PLAN)

Section
-------
    1        Cash EVA Plan Statement of Purpose
    2        Definition of Cash EVA and its Components
    3        Definition and Computation of Unit Award Pool
    4        Definition of Award Allocation
    5        Description of Bonus Banks
    6        Cash EVA Plan Transfers and Termination
    7        Performance Share Plan Statement of Purpose and Administration
    8        Certain Definitions Related to Performance Shares
    9        Limitation on Outstanding Performance Shares and Call Provision
   10        Redemption of Performance Shares
   11        Termination of Employment, Disability and Death
   12        Limitations
   13        General Provisions

Exhibit
-------

   A         Calculation of the Cost of Capital
   B         Calculation of CIP, Severance and Restructuring Charge
   C         Calculation of the Cash EVA Award
   D         Bonus Bank
   E         Purchase of Performance Shares
   F         Calculation of Performance Share Value


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                                 PRINTPACK INC.
                           INCENTIVE COMPENSATION PLAN
                   (CASH ECONOMIC VALUE ADDED [CASH EVA] PLAN)

1.       CASH EVA PLAN STATEMENT OF PURPOSE

1.1 The purpose of the Plan is to provide a system of incentive compensation that will promote the maximization of the Company's market value over the long term. In order to align management incentives with ownership interests, incentive compensation will reward the creation of value. This Plan will tie incentive compensation to Cash Economic Value Added ("Cash EVA") and, thereby, reward management for creating value and penalize management for destroying value.

1.2 Cash EVA is the performance measure of value creation. Cash EVA reflects the benefits and costs of capital employment. Managers create value when they employ capital in an endeavor that generates an operating profit exceeding the cost of the capital employed. Managers destroy value when they employ capital in an endeavor that generates an operating profit less than the cost of capital employed. By comparing the cost of capital to the operating profits generated by a business unit, Cash EVA measures the total value created (or destroyed) by management.

                  Cash EVA = Operating Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) less the Capital Charge

1.3 For each business unit, a percentage of total management salary and a percentage of the change in Cash EVA are summed to create an Award Pool for the managers of that unit. That Award Pool is then allocated among the individual managers and is deposited in each manager's Bonus Bank. A portion of the balance in the Bonus Banks (if it is positive) is then paid out in cash as an annual bonus.

2.       DEFINITION OF CASH EVA AND THE COMPONENTS OF CASH EVA

         Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1 "Participating Unit" or "Unit" means a business unit or group of business units that is uniquely identified for the purpose of calculating Cash EVA and Cash EVA based bonus awards.

         The Participating Units for 2000 are defined as follows:

                  Total Company (Worldwide)          U.S. Flexibles
                  Total Company (U.S.)               Labels
                  Confectionery                      Rampart Packaging


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
                  National Account                   Europe
                  Snacks                             Mexico

         These units may change as the divisional structure of the Company changes.

2.2 "Capital" means the total gross investment utilized in the operation of each Participating Unit. The components of Capital are as follows:

                        Cash
                  Plus: Net receivables
                  Plus: Inventory
                  Plus: Other current assets (i.e., deposits, prepaids, etc.)
                  Less: Accounts payable
                  Less: Taxes and dividends payable
                  Less: Accrued salaries, wages, benefits and bonuses
                  Plus: Gross fixed assets
                  Plus: Other operating assets
                  Less: Construction-in-progress
                  Plus: Adjustments (if any):
                                 LIFO reserve
                                 Cumulative amortization of goodwill
                                 Cumulative write-offs (before tax)
         NOTES:

                  Non-Interest Bearing Current Liabilities (NIBCL's) do not include the contingent liability associated with Bonus Banks, accrued interest payable, or the current portion of deferred taxes.

2.3 Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the fiscal year.

2.4 "Cost of Capital" means the weighted average of the before tax cost of debt and equity.

         The Cost of Capital will be reviewed annually and revised if it has changed significantly. Calculations will be rounded up to one decimal point.

         The methodology for the calculation of the Cost of Capital is:

                                    Weighted cost of debt
                          Plus:     Weighted cost of equity
                        Equals:     Weighted average Cost of Capital


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

         The cost of equity equals the risk free investment rate plus the historical equity market risk premium times our industry's risk index. The historical equity market risk premium will be held constant at 6% and our industry's unlevered risk index will be held constant at .99. This industry risk was determined by a comparison of our publicly traded peers and is equivalent to their betas during the period from 1993 to 1995. The risk free investment rate will be measured using the daily average of the yield on twenty year U.S. Treasury Bonds for the two months prior to the beginning of each fiscal year. The weighting factor for equity will be our target equity percentage of our total capitalization.

         The cost of debt equals our marginal long-term borrowing cost. The weighting factor for debt will be the target debt percentage of our total market capitalization. Our marginal long-term borrowing cost will be measured using the daily average of the yield on ten year U.S. Treasury Bonds for the two months prior to the beginning of each fiscal year plus our market spread over Treasury Bonds in effect for our last borrowing prior to the computation.

         See Exhibit A for sample calculation.

2.5 "Capital Charge" means the deemed opportunity cost of employing the Capital in the business of each Participating Unit.

         The Capital Charge shall be equal to the Cost of Capital multiplied by Capital.

2.6      "Earnings before Interest, Taxes, Depreciation and Amortization" or
         "EBITDA"

         "EBITDA" means the adjusted cash operating earnings attributable to the capital employed in the Participating Unit for the year in question. The components of EBITDA are as follows:

                        Net Sales
                  Less: Operating expenses
                  Less: Other expense/(income)
                  Less: Profit sharing and other benefit expenses
                  Less: Bonuses

                Equals: EBIT
                  Less: Amortization of CIP, severance and restructuring charges
                  Plus: Depreciation
                  Plus: Amortization of intangibles

                  Plus: Increases/(decreases) in the LIFO reserve
                  Plus: Write-offs (before tax)
                Equals: EBITDA


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         Note:    "Amortization of CIP, Severance and Restructuring Charges"
                  means the amortization of the capital charge on construction-in-progress (CIP) and the amortization of the expenses for severance pay or for restructuring charges.

                  For each year, there is a capital charge computed on the average balance of CIP, severance and restructuring. This charge equals the average CIP, and the severance accrual and the restructuring charge times the cost of capital.

                  This capital charge is not subtracted from EBITDA in the year in which it is measured, but amortized against EBITDA over the following five years.

                  The amount of this amortization is determined in the manner of a mortgage payment, with the capital charge as the principal, the cost of capital as the interest rate, and five as the number of years over which the principal is amortized.

                  Using this method, the Amortization of CIP, Severance and Restructuring Charge will be the sum of the five overlapping amortization payments. That is, for a given year the Amortization of CIP. Severance and Restructuring Charge will be the sum of amortization amounts that were calculated one, two, three, four and five years prior.

                  See Exhibit B for sample calculation.

2.7 "Cash Economic Value Added" or "Cash EVA" means the EBITDA that remains after subtracting the Capital Charge, expressed as follows:

                  Cash EVA = EBITDA minus Capital Charge

         Cash EVA may be positive or negative.

3.       DEFINITION AND COMPUTATION OF UNIT AWARD POOL

3.1 "Actual Cash EVA" means the Cash EVA as calculated for each Participating Unit for the year in question.

3.2 "Target Cash EVA" means the measure of the Cash EVA for the year prior to the year in question. The Target Cash EVA is calculated as follows:

                    EBITDA of year prior to year in question

                  Less the following quantity:


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                           Capital of year prior to year in question
                  Times:   Cost of Capital for year in question

         In the first year of the Plan, the Target Cash EVA is derived such that achieving a performance specified by the Committee will result in Target Awards.

3.3 "Unit Award Pool" means the total award that is calculated for each Participating Unit. It is equal to the sum of the Base Award and the Improvement Award for the year in question.

         The Unit Award Pool can be positive or negative.

3.4 "Base Award" means the dollar award for each Participating Unit, which is a fixed percentage of the total Participant salaries for that unit. Each unit will be allocated a portion of Participant salaries for Participants at the corporate level and such allocation will be based on the expected average capital employed by each unit during of the year.

         The computation for the Base Award is as follows:

                         Average Responsibility Percentage
                  Times: Total participant salaries
                  Times: Performance Indicator (75% for Participating Units with negative Cash EVA for three years running and 100% for those with positive Cash EVA)

3.5 "Average Responsibility Percentage" means the weighted average award, as a percent of salary, for the participant group based on each Participant's "Responsibility Percentage."

3.6 "Responsibility Percentage" means the typical award that a Participant would expect to earn, as a percent of salary, given that Participant's base salary and level of responsibility.

3.7 "Improvement Award" means the dollar award for each Participating Unit, which results from the difference between the Target Cash EVA and the Actual Cash EVA of that Participating Unit.

         The Improvement Award can be positive or negative.

         The computation for the Improvement Award for each Participating Unit is as follows:

                          Improvement Award Percentage


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                  Times the following quantity,

                                    Actual Cash EVA
                           Less:    Target Cash EVA

         The "Improvement Award Percentage" for each of the Participating Units is 20%.

         See Exhibit C for sample calculation of both Base and Improvement
         Awards.

         The Committee will review Improvement Award Percentages annually and revise them when appropriate.

4.       DEFINITION OF AWARD ALLOCATION

4.1 "Individual Allocation Percentage" means the percentage of a Unit's Award Pool that is allocated to an individual Participant.

                  The Individual Allocation Percentage for each Participant is calculated as follows:

                           The Participant's Target Award

         Divided By:

                           The sum of all Target Awards for the Participant group

4.2 "Target Award" means the dollar award that is determined by multiplying the Responsibility Percentage times the Participant's base salary.

4.3 "Individual Award" means the amount of the Unit Award Pool that is allocated to each individual. The Individual Award is calculated as follows:

                                    Individual Allocation Percentage
                  Times:
                                    Unit Award Pool

5.       DESCRIPTION OF BONUS BANKS

5.1 Establishment of a Bonus Bank. To encourage a long-term commitment by Participants to the Company, awards under the Plan shall be credited to "at risk" deferred accounts ("Bonus Banks"), with the level of payout contingent on sustained high performance and improvements and continued employment as provided herein.


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5.2      Annual Allocation. Each Participant's Individual Award is credited to the Bonus Bank maintained for that Participant. Such crediting will occur as soon as possible after the conclusion of each Plan Year. Although a Bonus Bank may, as a result of negative Cash EVA, have a deficit, no Plan Participant shall be required, at any time, to reimburse his Bonus Bank.

5.3 "Bonus Bank" means, with respect to each Participant, a bookkeeping record of an account to which Individual Awards for such Participant are added or subtracted, as the case may be, from time to time under the Plan and from which bonus payments to such Participant are subtracted.

5.4 "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts added to and subtracted from such Participant's Bonus Bank. A Participant's Bank Balance shall initially be equal to zero.

5.5 "Available Balance" means the Bank Balance at the point in time immediately after the Individual Award has been added to the Bonus Bank.

5.6 "Current Bonus" means amount of the Available Balance that may be paid out in cash to the Participant. The Current Bonus is calculated as follows:

                  If the Available Balance is zero or less,

                           Current Bonus equals zero.

                  If the Available Balance is greater than zero, but less than the Target Award,

                           Current Bonus equals the Available Balance.

                  If the Available Balance is greater than the Target Award,

                           Current Bonus equals the Target Award plus one-third of the amount by which the Available Balance exceeds the Target Award.

         The Current Bonus is subtracted from the Bank Balance.

         See Exhibit D for sample calculation.

6.       CASH EVA PLAN TRANSFERS AND TERMINATION

6.1 Transfers. A Participant who transfers his employment from one Participating Unit of the Company to another shall have his Bonus Bank transferred to such new unit on an equitable basis. At the time of transfer, the Participant and the Company shall agree on the manner of prorating any award with respect to the year in which the transfer occurs. If the new entity does not offer Bonus Banking or a similar deferred compensation plan, the Participant's Bank Balance (giving effect to any prorated award for the year of transfer) shall vest and be distributed over a two-


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         year period.

6.2 Death. A Participant who dies shall receive full payment of his Bank Balance and a pro rata bonus for the year in which he dies. Such payment shall be made at the regular time for making bonus payments attributable to the year of such death.

6.3 Retirement or Disability. A Participant who retires from the Company or suffers a "permanent incapacitating disability" while in the employ of the Company shall receive a pro rata bonus for the year in which he retires. Payment shall be equal to the Current Bonus for the year of retirement. Any remaining Bank Balance will be paid over two years in two equal installments at the regular time for making bonus payments as long as the former Participant is not employed by or under contract with a competitor of the Company.

         A Participant shall be deemed to suffer a "permanent incapacitating disability" if, because of physical or mental condition, the Participant is unable for a period of at least one year to perform the principal duties of his occupation as determined by a physician selected by the Committee.

6.4 Voluntary Termination or Involuntary Termination for Cause. Voluntary termination of employment with the Company shall result in forfeiture of the Balance in a Participant's Bonus Bank. In addition, a Participant's Bank Balance shall be forfeited in the event of termination of employment for cause.

                  "Cause" shall mean:

         I. any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

         II. any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;

         III. a course of conduct amounting to gross neglect, willful misconduct or dishonesty;

         IV. any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant; or

         V. the Participant not meeting the performance standards specified for his job.

6.5 Involuntary Termination Without Cause. A Participant who is terminated without cause and has a positive Bank Balance in his Bonus Bank shall become vested


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         with respect to such Bank Balance and shall be paid in full at the regular time for making bonus payments in respect of the year of such termination.

6.6 Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the Bank Balance in such Participant's Bonus Bank shall be forfeited.

6.7 No Guarantee. Participation in the Plan provides no guarantee that a bonus under the Plan will be paid. Similarly, the payment of a bonus under the Plan in one year or selection as a Participant is no guarantee that a bonus under the Plan will be paid in the subsequent year. The success of the Company as measured by the achievement of Cash EVA shall determine the extent to which Participants shall be entitled to receive bonuses hereunder.

7.       PERFORMANCE SHARE PLAN STATEMENT OF PURPOSE AND ADMINISTRATION

7.1 The purpose of the Printpack, Inc. Performance Share Plan (the "Plan") is to promote the success and enhance the value of Printpack, Inc. (the "Company"), by aligning the interests of its associates with the worldwide consolidated results of the Printpack companies and to allow its associates to participate in the long term appreciation in the equity value of Printpack Holdings, Inc. ("Printpack Holdings").

7.2 The Plan shall be administered by a Committee (the "Committee") consisting of the President and the Vice Presidents of Finance and of Human Resources of the Company or, at the discretion of the Board of Directors of the Company (the "Board") from time to time, by the Board. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them. The Committee will have sole discretion in determining which associates are eligible to participate in the Plan. Whereas the annual incentive bonus plans provide for near-and intermediate-term rewards, the Performance Share Plan provides a longer-term focus by allowing associates to participate in the long-term appreciation in the equity value of Printpack Holdings Inc.

7.3 For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each


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         member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other associate of the company or any parent or subsidiary of the Company, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

8.       CERTAIN DEFINITIONS RELATED TO PERFORMANCE SHARES

8.1 "Cash Bonus" means the Current Employment Bonus less the Investment Amount. The Cash Bonus is the cash payment that Participants receive from the Current Employment Bonus.

8.2 "Current Employment Bonus" means the annual employment bonus awarded to a Participant under any of the various associate award programs and incentive arrangements established by the Company from time to time.

8.3 "Incentive Compensation Plan (Performance Share Plan)" means that certain Printpack, Inc. Incentive Compensation Plan adopted by the Board and effective as of July 15, 1999 pursuant to which participants in that plan may elect to purchase performance shares as defined therein.

8.4 "Salaried Associate Performance Shares" means performance shares as defined in and issued under the Incentive Compensation Plan (Performance Share Plan), including without limitation, all performance shares issued prior to 1993 under the "old" performance share program, which shares are referred to as the "Pre-1993 Series under the EVA Performance Share Plan" and all performance shares issued in the series under the EVA Performance Share Plan.

8.5 "Equity Change" means any material change in the book value of the Company or in the outstanding common shares of the Company that would dilute the value of the performance shares outstanding. In the case of such a change, the number of outstanding performance shares outstanding shall be adjusted so that the total value of such performance shares after the "Equity Change" shall be the same as the total value before the "Equity Change."

8.6 "Investment Amount" means a Participant's Investment Percentage times his or her Current Employment Bonus.

8.7 "Investment Percentage" means the percentage of each Participant's Current Employment Bonus that the Participant elects to invest in Performance Shares. Each Participant shall elect an "Investment Percentage" equal to 25%.

8.8 Number of Performance Shares" means the number of Performance Shares that each Participant purchases in a given year. The Number of Performance Shares


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         equals the Investment Amount divided by the Performance Share Value.

         See Exhibit E for an example of Number of Performance Shares calculation.

8.9 "Participant" means an associate of the Company who has been determined by the committee to be eligible to participate in the Plan and who has elected to invest a portion of his or her Current Employment Bonus in Performance Shares.

8.10 "Performance Share" means a right to receive a payment from the Company on the terms and conditions of the Plan, which right is based upon a fraction of the Phantom Equity Value and is issued to a Participant under the Plan. A Performance Share is not an EVA Performance Share, but references to "Performance Shares" in the EVA Performance Share Plan include Performance Shares as defined hereby.

8.11 "Performance Share Series" means all of the Performance Shares issued in a given year. For example, all Performance Shares issued for 2000 would be referred to as the "2000 Series."

8.12 "Performance Share Value" means the Phantom Equity Value divided by the sum of (a) the number of Printpack Holdings, Inc.'s outstanding common shares at the end of the year, (b) the number of outstanding Performance Shares at the end of the year, including the current year's purchase of Performance Shares, and (c) the number of outstanding EVA Performance Shares at the end of the year, including the current year's purchase of EVA Performance Shares.

         See Exhibit F for an example of Performance Share Value Calculation.

8.13 "Phantom Equity Value" means the estimated value of Printpack Holdings' worldwide equity. It is determined as follows:

                  Seven times the average two years' EBITDA less total debt, both short and long-term equals Phantom Equity Value.

                  The minimum "Phantom Equity Value" under this Plan will be $100,000,000.

8.14 "Redemption Proceeds" equals the Performance Share Value times the number of Performance Shares redeemed. Redemption Proceeds, which are to be paid in cash, will be distributed in March subsequent to the end of the fiscal year.

8.15 "Vested Performance Shares" means Performance Shares that are eligible for redemption. Each Performance Share Series becomes eligible for redemption four years after issuance.

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9.       LIMITATION ON OUTSTANDING PERFORMANCE SHARES AND CALL PROVISION

9.1 The aggregate Performance Share Value of all issued and outstanding Performance Shares and all issued and outstanding EVA Performance Shares may not exceed 15% of the Phantom Equity Value. If the 15% limitation is reached, no discretionary investment in Performance Shares may be made.

10.      REDEMPTION OF PERFORMANCE SHARES

10.1 A Participant may, but is not required to, exercise 100% of his or her Vested Performance Shares.

10.2 After the end of each fiscal year, each Participant who holds Vested Performance Shares will receive a form upon which the Participant may indicate the number of Performance Shares that the Participant wishes to redeem. Such redemption will take place in March.

10.3 Subject to the provisions of Section 5 below and subject to the call provisions Of Section 3 above, a Participant may hold their Performance Shares for as long as they wish until they leave the Company.

11.      TERMINATION OF EMPLOYMENT, DISABILITY AND DEATH

11.1 Involuntary Termination Without Cause or Death. A participant whose employment is terminated without cause or who dies shall receive the Performance Share Value of all Performance Shares held by such Participant In redemption of such Performance Shares, whether those Performance Shares were vested or not. Such payments will be made as soon as is practical.

11.2 Retirement or Disability. A participant who retires from the Company or suffers a "permanent incapacitating disability" while in the employ of the Company shall receive the Performance Share Value of all Performance Shares held by such Participant in redemption of such Performance Shares, whether those Performance Shares were vested or not. Such payments will be made as soon as is practical. A Participant shall be deemed to suffer a "permanent incapacitating disability" if, because of physical or mental condition, the Participant is unable for a period of at least one year to perform the principal duties of his or her occupation as determined by a physician selected by the Committee.

11.3 Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company, the Participant will receive the lesser of either the Performance Share Value times the Number of Performance Shares held by the Participant as of the date of such termination, or the Investment Amount related to those Performance Shares, in either case, in redemption of the Performance Shares.


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11.4     Involuntary Termination for Cause. In the event of termination of employment for cause, the right of the Participant to exercise his of her Performance Shares shall be determined by the Committee.

                  "Cause" shall mean:

         (i) any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

         (ii) any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board of Directors of the Company (the "Board") or the Participant's supervisor;

         (iii) a course of conduct amounting to gross neglect, willful misconduct or dishonesty;

         (iv) any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant; or

         (v) the Participant not meeting the performance standards specified for his or her job.

11.5 Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the Performance Shares held by such Participant shall be forfeited.

11.6 No Guarantee. Participation in the Plan provides no guarantee that a payment under the plan will be paid. Similarly, the redemption of Performance Shares under the Plan in one year or selection as A Participant is no guarantee that payments under the Plan will be paid in any subsequent year or that a Participant may participate in the Plan in any subsequent year.

12.      LIMITATIONS

12.1 No Continued Employment. Nothing contained herein shall be deemed to constitute an express or implied contract of employment for any period of time nor provide any employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment or whether to terminate employment of any employee with or without cause at any time.


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12.2     No Vested Rights. Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary.

12.3 Rights Personal; No Assignment. Any rights provided to an employee under Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his or her lifetime, only by such employee. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors.

12.4 Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees except to the extent that all or a portion of a Participant's Current Employment Bonus is taken in the form of Performance Shares. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

12.5 Other Plans. Nothing contained herein shall limit the Company or the Committee's power to grant bonuses to employees of the Company, whether or not they are Participants in this Plan.

13.      GENERAL PROVISIONS

13.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

13.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

13.3 No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

13.4 Claims for Benefits. In the event a Participant (a "claimant") desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing his or her entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles him to benefits. Failure by the claimant to submit his or her claim within such ninety (90) day period shall bar the claimant from any claim for Benefits under the Plan.

13.5 Denied Claims. In the event that a claim made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or his or her duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or his or her duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

13.6 Action Taken in Good Faith; Indemnification. The Committee may employ attorneys, consultants, accountants or other persons and the Company's directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys' fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company) or paid by them in satisfaction of a judgement in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.

13.7 Amendment of Plan. This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee. Provided, however, that no such change in the Plan shall be effective to eliminate or diminish the Performance Share Value of Performance Shares issued to Participants prior to the date of such amendment, suspension or termination. Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

13.8 Termination of Plan. Upon termination of the Plan or suspension for a period of more than 90 days, the Performance Share Value of all Vested Performance shares shall be distributed to each Participant, in redemption of all such Performance Shares, in two equal annual installments in each of the two Septembers following the termination.

13.9 Written Notice. Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his or her business address or office location.

13.10 Captions. Paragraph titles or captions and the index contained in this Plan are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend, or describe the scope of this Plan or the intent of any provisions.

13.11 Pronouns. Any pronoun shall be deemed to be of the number and gender necessary to refer to the person or persons designated in the context of the reference.

13.12 Severability. If any portion of this Plan is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed severed from the Plan and the balance of the Plan shall remain in effect.

13.13 Construction. This Plan shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia.

                                    EXHIBIT A

                       CALCULATION OF THE COST OF CAPITAL

               Risk free investment rate                        6.67%

               Historical equity market risk premium            6.00%
                                                               -----

                  Total expected equity rate                   12.67%

               X Target beta                                    1.58
                                                               -----

               = Cost of equity                                20.02%
                                                               =====

               = Marginal cost of debt                          10.5%
                                                               =====

                                                     Target
                                     Before-Tax     Capital      Weighted
                                        Cost         Weight        Cost
                                     ----------     -------      --------

                 Debt                  10.50%          50%         5.25%

                 Equity                20.02%          50         10.01
                                                      ---         -----

         Weighted Cost of Capital                     100%        15.26%
                                                      ===         =====

                                    EXHIBIT B

             CALCULATION OF CIP, SEVERANCE AND RESTRUCTURING CHARGE

                              1989      1990       1991       1992       1993       1994       1995       1996
                             ------    ------     ------     ------     ------     ------     ------     ------

Year End CIP                  3,132     1,953      5,174     13,788      6,906     11,582     19,940     10,000

Average CIP                             2,543      3,564      9,481     10,347      9,244     15,761     14,970

X Cost of Capital                        15.0%      15.0%      15.0%      15.0%      15.0%      15.0%      15.0%

= Capital Charge                          381        535      1,422      1,552      1,387      2,364      2,245

Amortization Payment(1)                   109        153        406        443        396        675        641



Amortization of Capital Charge

1990                                                 109        109        109        109        109

1991                                                            153        153        153        153        153

1992                                                                       406        406        406        406

1993                                                                                  443        443        443

1994                                                                                             396        396

1995                                                                                                        675
------------------                                  ----     ------     ------     ------     ------     ------
Total Amortization                                   109        262        668      1,111      1,507      2,073

         (1) The Amortization Payment is calculated by taking the Capital Charge as the principal and then determining the payment necessary to amortize it in five years using an interest rate equal to the Cost of Capital.

                                    EXHIBIT C

                        CALCULATION OF THE CASH EVA AWARD

                  Average Target Award Percentage                         27.5%

         X        Total Participant Salaries                        $  600,000
                                                                    ----------

         =        Base Award                                           165,000

                  Improvement Award Percentage                              20%

                  Actual Cash EVA                     2,415,000

         -        Target Cash EVA                       833,000
                                                      ---------

         =        Improvement in EVA                                 1,582,000

         =        Improvement Award                                    316,400
                                                                    ----------

                  UNIT AWARD POOL                                   $  481,400

                                    EXHIBIT D

                                   BONUS BANK

                  Calculated bonus                  $30,000

         +        Beginning balance                       0
                                                    -------

         =        Available balance                  30,000
                                                    -------

                  Less distribution:

                           Target award              20,000

                           1/3 of excess              3,333
                                                    -------

                  Total current bonus                23,333
                                                    -------

                  Ending balance                    $ 6,667
                                                    =======

                                    EXHIBIT E

                         PURCHASE OF PERFORMANCE SHARES

         Cash Employment Bonus                      $ 8,000

         Investment Percentage                           25%
                                                    -------

         Investment Amount                          $ 1,200
                                                    =======

         Performance Share Value                    $ 52.22
                                                    =======

         Number of Performance Shares Purchased       22.98
                                                    =======

                                    EXHIBIT F

                     CALCULATION OF PERFORMANCE SHARE VALUE

AVERAGE EBITDA             (Current EBITDA + Prior EBITDA)/2

7 X AVERAGE EBITDA                  Average EBITDA times 7

PHANTOM EQUITY VALUE       7 X Average EBITDA less Short-term and Long-term Debt

                                     EXAMPLE

AVERAGE EBITDA             = (100,000,000 + 110,000,000)/2 = 105,000,000

7 X AVERAGE EBITDA         = 105,000,000  X  7 = 735,000,000

PHANTOM EQUITY VALUE       = 735,000,000 - 500,000,000 = 235,000,000

ACTUAL COMMON SHARES
OUTSTANDING AT END OF
YEAR PLUS PERFORMANCE
SHARES OUTSTANDING
AT END OF YEAR
(INCLUDING CURRENT
YEAR'S INVESTMENT)         = 4,500,000

PERFORMANCE SHARE VALUE    = 235,000,000/4,500,000 = $ 52.22